UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Build-A-Bear Workshop, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Build-A-Bear Workshop, Inc.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

April 8, 2008

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Build-A-Bear Workshop, Inc. to be held at the Saint Louis Science Center, May Hall, 5050 Oakland Avenue, St. Louis, Missouri 63110 on Thursday, May 8, 2008, at 10:00 a.m. Central Time. For your reference, directions for our annual meeting site are provided at Appendix A to this proxy statement.

At the meeting, you will be asked to elect three Directors, ratify the appointment of KPMG LLP as our independent registered public accounting firm for our current fiscal year, and transact such other business as may properly come before the meeting.

The formal Notice of Annual Meeting of Stockholders and proxy statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting. Your vote is important. I urge you to vote as soon as possible, whether or not you plan to attend the annual meeting. You may vote via the Internet, as well as by telephone or by mailing the proxy card. Please review the instructions with the proxy card regarding each of these voting options.

Thank you for your continued support of, and interest in, Build-A-Bear Workshop. I look forward to seeing you at the annual meeting.

Sincerely,

Maxine Clark
Chairman and Chief Executive Bear

Build-A-Bear Workshop, Inc.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 8, 2008

The 2008 Annual Meeting of Stockholders of BUILD-A-BEAR WORKSHOP, INC., a Delaware corporation (the “Company” or “Build-A-Bear Workshop”), will be held at the Saint Louis Science Center, May Hall, 5050 Oakland Avenue, St. Louis, Missouri 63110, on Thursday, May 8, 2008, at 10:00 a.m. Central Time, to consider and act upon the following matters:

1. to elect three Directors;

2. to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s current fiscal year; and

3. to transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on March 28, 2008 (the “Record Date”) are entitled to notice of and to vote at the annual meeting. At least ten days prior to the meeting, a complete list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the office of the Secretary of the Company at 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. As a stockholder of record, you are cordially invited to attend the meeting in person. Regardless of whether you expect to be present at the meeting, please either (i) complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope, or (ii) vote electronically via the Internet or telephone as described in greater detail in the proxy statement. Returning the enclosed proxy, voting electronically, or voting telephonically will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Tina Klocke
Chief Financial Bear, Treasurer and Secretary

EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE BY TELEPHONE OR THE INTERNET, OR EXECUTE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. A RETURN ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. TELEPHONE AND INTERNET VOTING INFORMATION IS PROVIDED ON YOUR PROXY CARD. SHOULD YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

F-1

BUILD-A-BEAR WORKSHOP, INC.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

2008 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Build-A-Bear Workshop, Inc., a Delaware corporation (the “Company”), to be voted at the 2008 Annual Meeting of Stockholders of the Company and any adjournment or postponement of the meeting. The meeting will be held at the Saint Louis Science Center, May Hall, 5050 Oakland Avenue, St. Louis, Missouri 63110, on Thursday, May 8, 2008, at 10:00 a.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and in this proxy statement. For your reference, directions for our annual meeting site are provided at Appendix A to this proxy statement.

ABOUT THE MEETING

Why Did I Receive This Proxy Statement?

Because you were a stockholder of the Company as of March 28, 2008 (the “Record Date”) and are entitled to vote at the annual meeting, the Board of Directors is soliciting your proxy to vote at the meeting.

This proxy statement summarizes the information you need to know to vote at the meeting. This proxy statement and form of proxy were first mailed to stockholders on or about April 8, 2008.

What Am I Voting On?

You are voting on two items:

(a) the election of three Directors; and

(b) the ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2008.

How Do I Vote?

Stockholders of Record: If you are a stockholder of record, there are four ways to vote:

•	by toll-free telephone at 1-866-540-5760;

•	by Internet at http://www.proxyvoting.com/bbw;

•	by completing and returning your proxy card in the postage-paid envelope provided; or

•	by written ballot at the meeting.

Street Name Holders: Shares which are held in a brokerage account in the name of the broker are said to be held in “street name.” If your shares are held in street name you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or Internet. Check your proxy card for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

Regardless of how your shares are registered, if you complete and properly sign the accompanying proxy card and return it to the address indicated, it will be voted as you direct.

What is the Deadline for Voting via Internet or Telephone?

Internet and telephone voting for stockholders of record is available through 11:59 p.m. Eastern Time on Wednesday, May 7, 2008 (the day before the annual meeting).

What Are the Voting Recommendations of the Board of Directors?

The Board recommends the following votes:

(a) FOR election of each of the three nominees as Directors; and

(b) FOR ratification of the appointment of KPMG LLP as independent registered public accounting firm for fiscal 2008.

Unless you give contrary instructions on your proxy card, the persons named as proxy holders will vote your shares in accordance with the recommendations of the Board of Directors.

Will Any Other Matters Be Voted On?

We do not know of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to Maxine Clark and Tina Klocke to vote on such matters in their discretion.

Who Is Entitled to Vote at the Meeting?

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How Many Votes Do I Have?

You will have one vote for every share of Build-A-Bear Workshop common stock you owned on the Record Date.

How Many Votes Can Be Cast by All Stockholders?

20,099,488, consisting of one vote for each share of Build-A-Bear Workshop common stock outstanding on the Record Date. There is no cumulative voting.

How Many Votes Must Be Present to Hold the Meeting?

The holders of a majority of the aggregate voting power of Build-A-Bear Workshop common stock outstanding on the Record Date, or 10,049,745 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting.

If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

What Vote Is Required to Approve Each Proposal?

In the election of Directors, the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. A proxy that has properly withheld authority with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

For the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposals will be required for approval. An abstention with respect to these proposals will be counted for the purposes of determining the number of shares entitled to vote that are present in person or by proxy. Accordingly, an abstention will have the effect of a “no” vote.

If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to the matter.

Can I Change My Vote?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to the Company’s Corporate Secretary at the address on the cover of this proxy statement. Also, if you attend the meeting and wish to vote in person, you may request that your previously submitted proxy not be used.

How Can I Access the Company’s Proxy Materials and Annual Report Electronically Online?

This proxy statement and the 2007 annual report are available in the Investor Relations section of the Company’s website, which can be accessed at http://ir.buildabear.com by selecting the “Financial Reports” section. We encourage you to enroll at www.bnymellon.com/shareowner/isd in order to receive future proxy statements and annual reports electronically, instead of receiving copies of next year’s proxy statement and annual report by mail. By electing to receive these documents electronically, you will save the Company the cost of producing and mailing paper copies of these documents. If you enroll to receive the documents electronically, beginning in 2009 you will receive only a proxy card and business reply envelope in the mail. The proxy card you receive will instruct you to visit http://ir.buildabear.com to view our annual report and proxy statement.

Who Can Attend the Annual Meeting?

Any Build-A-Bear Workshop stockholder as of the Record Date may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.

If you return a proxy card without indicating your vote, your shares will be voted as follows: (i) FOR the three nominees for Director named in this proxy statement; (ii) FOR ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for fiscal 2008; and (iv) in accordance with the recommendation of management on any other matter that may properly be brought before the meeting and any adjournment of the meeting.

Proof of ownership of Build-A-Bear Workshop stock, as well as a valid form of personal identification (with picture), must be presented in order to attend the annual meeting.

What is “Householding” of Proxy Materials?

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. The Company will deliver, promptly upon request, a separate copy of the proxy statement to any stockholder who is subject to householding. You can request a separate proxy statement by writing to the Company at Build-A-Bear Workshop, Inc., Attention: Investor Relations, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114 or by calling the Company at (314) 423-8000. Once you have received notice from your broker or the Company that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Build-A-Bear Workshop, Inc., Attention: Investor Relations, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114 or by calling the Company at (314) 423-8000.

Who Pays for the Solicitation of Proxies?

The Company has hired the firm of Mellon Investor Services to solicit proxies for this meeting for a fee estimated at $6,500 plus reimbursement for reasonable and customary out-of-pocket expenses. The Company will bear the cost of the solicitation of proxies for the meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners and their reasonable expenses therefor will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone, facsimile or other means by the Company’s officers, Directors and employees, without special compensation for such activities.

VOTING SECURITIES

On the Record Date, there were 20,099,488 outstanding shares of the Company’s common stock (referred to herein as “shares”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of the Company’s shares as of March 28, 2008 (unless otherwise noted) by (i) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares, (ii) each Director and Director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table (the “Named Executive Officers”), and (iv) all executive officers and Directors of the Company as a group. The table includes shares that may be acquired within 60 days of March 28, 2008 upon the exercise of stock options by employees or outside Directors and shares of restricted stock. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns. Except as indicated below, the address of each person or entity listed is c/o Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. For the beneficial ownership of the stockholders owning five percent or more of the shares, the Company relied on publicly available filings and representations of the stockholders.

Name of Beneficial Owner	Amount and Nature of Shares of Common Stock Beneficially Owned(17)(18)	Percentage of Class
Maxine Clark and affiliates(1)	2,942,933	14.5%
Kennedy Capital Management Inc.(2)	2,804,477	14.0%
Barney Ebsworth(3)	1,947,264	9.7%
Baron Capital Group, Inc.(4)	1,161,400	5.8%
Luther King Capital Management Corporation(5)	1,049,050	5.2%
Coleman Peterson(6)	16,375	*
James M. Gould(7)	10,822	*
William Reisler(8)	12,572	*
Louis Mucci(9)	12,843	*
Mary Lou Fiala(10)	12,586	*
Scott Seay(11)	73,317	*
Tina Klocke(12)	183,151	*
Teresa Kroll(13)	28,688	*
Paul Bundonis(14)	12,961	*
Joan Ryan(15)	15,320	*
All Directors and executive officers as a group (11 persons)(16)	3,321,568	16.3%

*	Less than 1.0%.

(1)	Represents 25,569 shares owned directly by Ms. Clark, 37,402 shares owned indirectly through her husband, 103,711 shares of restricted stock, and 2,623,783 shares held by Smart Stuff, Inc. Ms. Clark controls the voting and/or investment power for the shares held by Smart Stuff, Inc. as its president and sole stockholder. Smart Stuff, Inc. was issued membership interests in the predecessor entity to the Company in 1997 in conjunction with the original founding of the business by Ms. Clark. Also includes options to purchase 152,468 shares.

(2)	Represents 2,804,477 shares held by Kennedy Capital Management (“Kennedy”), which is located at 10829 Olive Blvd., St. Louis, Missouri 63141. All information regarding ownership by is based solely on a Schedule 13G/A filed by Kennedy on February 13, 2008.

(3)	Represents 4,573 shares of common stock owned directly by Mr. Ebsworth, 1,942,691 shares held indirectly through The Barney A. Ebsworth Living Trust dated July 23, 1986. Mr. Ebsworth exercises voting and/or investment powers for the shares held by The Barney A. Ebsworth Living Trust dated July 23, 1986, as trustee of the trust. All information regarding ownership by Mr. Ebsworth and the Barney A. Ebsworth Living Trust dated July 23, 1986 is based solely on a Schedule 13G/A filed by Mr. Ebsworth on February 13, 2008. Mr. Ebsworth is a Director Emeritus.

(4)	Represents 1,161,400 shares held jointly by Baron Capital Group, Inc. (“BCG”), a holding company; BAMCO, Inc. (“BAMCO”), an investment advisor; Baron Small Cap Fund (“BSC”), an investment company; and Robert Baron, an individual. The principal address of each filer is 767 Fifth Avenue, New York, New York 10153. Each of these filers has shared voting and investment power over the shares owned. All information regarding ownership by is based solely on a Form 13G filing filed jointly by Baron on February 14, 2008.

(5)	Represents 1,049,050, shares held by Luther King Capital Management Corporation (“Luther King”), which is located at 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102. All information regarding ownership by is based solely on a Schedule 13G/A filed by Luther King on January 18, 2008.

(6)	Represents 10,209 shares of common stock and 6,166 shares of restricted stock.

(7)	Represents 6,323 shares of common stock and 4,499 shares of restricted stock.

(8)	Represents 8,073 shares of common stock and 4,499 shares of restricted stock.

(9)	Represents 8,344 shares of common stock and 4,499 shares of restricted stock.

(10)	Represents 8,087 shares of common stock and 4,499 shares of restricted stock.

(11)	Represents 9,534 shares of common stock, 50,376 restricted shares, and options to purchase 13,407 shares of common stock.

(12)	Represents 46,746 shares of common stock (including 300 shares owned by Ms. Klocke’s spouse and 200 shares held in trust for the benefit of Ms. Klocke’s children), 27,905 restricted shares, and options to purchase 108,500 shares of common stock.

(13)	Represents 3,876 shares of common stock, 8,312 restricted shares, and options to purchase 16,500 shares of common stock.

(14)	Represents 1,539 shares of common stock and 11,422 shares of restricted stock. (On January 5, 2007, Mr. Bundonis was promoted to Chief Workshop Bear and served in this position until March 2008).

(15)	Represents 7,487 shares of common stock and 7,833 shares of restricted stock.

(16)	The 11 individuals listed in the chart include all Directors and executive officers who own a total of 235,387 restricted shares and options to purchase a total of 290,875 shares of common stock. Shares owned by Mr. Ebsworth, a Director Emeritus, are not included.

(17)	No Director or Named Executive Officer beneficially owns shares that are pledged as security.

(18)	Share numbers include restricted stock granted to Named Executive Officers on March 20, 2008 at a closing price of $8.84.

PROPOSAL I. ELECTION OF DIRECTORS

The Company’s Board of Directors presently has seven members, divided into three classes as nearly equal in number as possible. The classes have staggered three-year terms. As a result, only one class of Directors is elected at each annual meeting of our stockholders. Maxine Clark, Mary Lou Fiala and Louis Mucci are Class I Directors, and their terms will expire at the 2008 annual meeting. Coleman Peterson and William Reisler are Class II Directors, and their terms will expire at the 2009 annual meeting. James M. Gould and Joan Ryan are Class III Directors, and their terms will expire at the 2010 annual meeting. Currently, all our Directors hold office until the annual meeting of stockholders at which their term expires or until their successors are duly elected and qualified.

Under our Corporate Governance Guidelines, a Director may not stand for election or re-election after reaching the age of 70. As such, Barney Ebsworth, age 72, did not stand for re-election at the 2006 Annual Meeting, and serves the Company as Director Emeritus.

A Director Emeritus is not permitted to vote on matters brought before the Board of Directors or any Board committee and is not counted for the purposes of determining whether a quorum of the Board or a Board committee is present. See “Director Compensation Policies” for a discussion of Director Emeritus compensation.

The Nominating and Governance Committee (the “Governance Committee”) of the Board of Directors has nominated the Class I Directors, Maxine Clark, Mary Lou Fiala and Louis Mucci, to be re-elected to serve until the 2011 annual meeting of stockholders or until their successors are duly elected and qualified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAMED NOMINEES.

Proxies cannot be voted for a greater number of persons than the number of nominees named herein. Unless otherwise specified, all proxies will be voted in favor of the three nominees listed herein for election as Directors.

The Board has no reason to expect that any of the nominees will be unable to stand for election on the date of the meeting or for good cause will not serve. If a vacancy occurs among the original nominees prior to the meeting, the proxies will be voted for a substitute nominee named by the Board of Directors and for the remaining nominees. Directors are elected by a plurality of the votes present in person or by proxy and entitled to vote at the meeting.

DIRECTORS

Set forth below are the names, ages, positions and brief accounts of the business experience for each of our Directors as of March 28, 2008.

CLASS I DIRECTORS — UP FOR RE-ELECTION

Maxine Clark, 59, has been our Chief Executive Bear since she founded the Company in 1997. She was our President from our inception in 1997 to April 2004, and has served as Chairman of our Board of Directors since our conversion to a corporation in April 2000. She was initially elected to our Board of Directors pursuant to the terms of a stockholders’ agreement which terminated upon the closing of the Company’s initial public offering in 2004. Ms. Clark was re-elected at our 2005 Annual Meeting of Stockholders. Prior to founding Build-A-Bear Workshop, Ms. Clark was the President of Payless ShoeSource, Inc. from November 1992 until January 1996. Before joining Payless, Ms. Clark spent over 19 years in various divisions of The May Department Stores Company in areas including merchandise development, merchandise planning, merchandise research, marketing and product development. Ms. Clark is a member of the Board of Directors of The J.C. Penney Company, Inc. and Chairman of its Governance Committee. She also serves on the Board of Trustees of Washington University in St. Louis and on the Board of Directors of Barnes-Jewish Hospital in St. Louis. Ms. Clark is Chair of Teach for America-St. Louis. She is also a member of the Committee of 200, an organization for women entrepreneurs around the world. Ms. Clark has a bachelor’s degree from the University of Georgia.

Mary Lou Fiala, 56, was originally appointed to the Board at a regular Board meeting on January 26, 2005, and then she was re-elected at our 2005 Annual Meeting of Stockholders. Since 1998, Ms. Fiala has served as President and Chief Operating Officer of Regency Centers Corporation, a real estate investment trust specializing in the ownership and operation of grocery anchored shopping centers. In her role as President and Chief Operating Officer, Ms. Fiala is responsible for the operational management of Regency’s retail centers nationwide. Prior to working with Regency, Ms. Fiala served as Managing Director of Security Capital Global Strategic Group Incorporated, where she was responsible for the development of operating systems for the firm’s retail-related initiatives. Previously, she also served as Senior Vice President and Director of Stores for Macy’s East/Federated Department Stores, Inc. Before her tenure at Macy’s, Ms. Fiala was Senior Vice President of Henri Bendel and Senior Vice President and Regional Director of stores for Federated’s Burdine’s Division. Ms. Fiala is a past Board member of Pacific Retail Trust and City Center Retail. She is a current member of the Board of Trustees for the International Council of Shopping Centers, and Board of Directors of the Regency Centers Corporation and Stir Crazy, Inc., a privately held restaurant chain. Ms. Fiala earned a bachelor’s of science degree from Miami University. Ms. Fiala and her husband reside in Florida. They have three children and two grandchildren.

Louis Mucci, 66, was originally appointed to the Board at a regular Board meeting on November 17, 2004, and then he was re-elected at our 2005 Annual Meeting of Stockholders. Mr. Mucci recently held the position of Chief Financial Officer at BJ’s Restaurants, Inc., a public company, and served on that company’s Board of Directors from May 2002 until September 2005. Mr. Mucci currently serves as an advisor to the Board of Directors of BJ’s Restaurants. He also serves on the Board of Directors of Stir Crazy, Inc., a privately held restaurant chain. Mr. Mucci is a senior advisor to SMH Capital (NASDAQ: SMGH) investment banking group. He retired from PricewaterhouseCoopers LLP in June 2001 after 25 years as a partner with the firm. Mr. Mucci’s most recent position at PricewaterhouseCoopers was Chairman of the West Coast Retail Group. In this role he served on the firm’s National Retail Executive Committee. Mr. Mucci holds a Bachelors of Science degree from California State University, Los Angeles, where he received the Distinguished Alumni Award from the Accounting Department and the School of Business Economics. Mr. Mucci is a member of the American Institute of Certified Public Accountants, the California State Society of Certified Public Accountants and the Retail Executive Forum.

CLASS II DIRECTORS — TERMS EXPIRING IN 2009

Coleman Peterson, 59, was appointed to the Board of Directors at a regular Board meeting on November 10, 2005. Mr. Peterson is President and Chief Executive Officer of Hollis Enterprises LLC, a human resources consulting firm, which he founded in 2004 following his retirement from Wal-Mart Stores, Inc. Mr. Peterson served as the Executive Vice-President of People at Wal-Mart from 1994 to 2004. Prior to joining Wal-Mart in 1994, Mr. Peterson spent 16 years with Venture Stores, with his last role being the Senior Vice-President of Human Resources. Mr. Peterson holds an undergraduate degree in English literature and a master’s degree in Industrial Relations from Loyola University of Chicago. Mr. Peterson serves on the Board of Directors of J.B. Hunt Transportation, Inc. He serves as the Chairman of the Board of Trustees of Northwest Arkansas Community College and as a board member of the National Academy of Human Resources. He formerly served on the Executive Committee of the National Association for the Advancement of Colored People (NAACP) and also served as Treasurer of the NAACP Special Contributions Fund. Mr. Peterson resides in Rogers, Arkansas with his wife. They have two children, Rana and Collin.

William Reisler, 51, was initially elected to our Board of Directors pursuant to the terms of a stockholders’ agreement which terminated upon the closing of the Company’s initial public offering in 2004. Mr. Reisler has served on our Board of Directors since our conversion to a corporation in April 2000, and he served on an advisory board to our predecessor entity prior to that time. Mr. Reisler is a co-founder and Managing Partner of Kansas City Equity Partners (KCEP), a private equity fund that, with affiliates, manages over $3 billion in assets. Mr. Reisler currently serves as Managing Partner of Consumer Growth Partners, an affiliate of KCEP, focused on private equity investments in specialty retail and branded consumer companies. His corporate experience includes development of new products for Hallmark Cards, Inc. and strategic planning for Sprint Corporation. Mr. Reisler holds a bachelor of science degree in economics from the University of Illinois. He also holds a master of business administration degree from the University of Southern California. Mr. Reisler currently serves as a director of Three Dog Bakery, Inc. and of the Harry S. Truman Library Institute. Mr. Reisler, his wife and two children reside in Kansas City, Missouri.

CLASS I DIRECTORS — TERMS EXPIRING IN 2010

James M. Gould, 59, was initially elected to our Board of Directors pursuant to the terms of a stockholders’ agreement which terminated upon the closing of the Company’s initial public offering in 2004, and then he was re-elected to our Board at our 2006 Annual Meeting. Mr. Gould has served on our Board of Directors since our conversion to a corporation in April 2000, and he served on an advisory board to our predecessor entity prior to that time. Mr. Gould is a Managing General Partner of The Walnut Group, a group of affiliated venture capital funds, and he has held that position since 1994. He is also the Managing Member of Gould Venture Group V, LLC, a diversified financial concern, and is the owner of Management One Ltd., a firm he founded that represents professional athletes. He serves on several private company boards, including Stir Crazy, Inc., and The O’Gara Group. He has served on numerous charitable boards, including Prevent Child Abuse America, Camp BrightLight in partnership with the YMCA and the Cincinnati Ballet Company. Mr. Gould has a bachelor’s degree in history from the University of Wisconsin. He resides in Cincinnati, Ohio with his wife Marcie and their four sons.

Joan Ryan, 62, was appointed to our Board at a regular Board meeting on February 28, 2006, and then she was re-elected to our Board at our 2006 Annual Meeting. Ms. Ryan retired as Senior Vice President of Walt Disney Theme Parks and Resorts, with whom she worked for 12 years, in February 2005. In that position, Ms. Ryan managed Disney’s retail businesses including merchandise, food and beverage, and photo imaging at Walt Disney World® resort. Prior to that position, she was senior vice president of merchandise for the Walt Disney World® resort. Her areas of responsibility included Disneyland® Resort, as well as Disney’s international theme parks and resorts. Prior to joining Disney, Ms. Ryan spent over 30 years at various specialty retailers with responsibility for store operations and merchandising, including Ann Taylor Stores Corporation, Lord & Taylor (a division of Federated Departments Stores, Inc.), and Dayton Hudson Corporation (Target Corporation). Ms. Ryan has a bachelor’s degree from Michigan State University. Ms. Ryan and her husband, Tom, reside in West Bloomfield, Michigan and Naples, Florida.

DIRECTOR EMERITUS

Barney Ebsworth, 73, was initially elected to our Board of Directors pursuant to the terms of a stockholders’ agreement which terminated upon the closing of the Company’s initial public offering in 2004. Mr. Ebsworth has served on our Board of Directors since our conversion to a corporation in April 2000, and he served on an advisory board to our predecessor entity prior to that time. Mr. Ebsworth is the founder and CEO of Windsor, Inc., formed in 1979 for the purpose of providing financing for venture capital, real estate and other investments. Mr. Ebsworth was the founder and CEO of INTRAV, a general agency formed in 1959 for the purpose of selling travel to individuals and businesses, until the company was sold in 1999. Mr. Ebsworth also founded Royal Cruise Line and Clipper Cruise Line in 1972 and 1981, respectively. He was the Chairman of those companies from inception to the time they were sold in 1986 and 1997, respectively. Mr. Ebsworth is also a Trustee of the Seattle Art Museum and a member of the Trustees Council and Co-Chairman of the Collectors Committee of the National Gallery of Art, Washington D.C. Mr. Ebsworth has a bachelor’s degree from Washington University in St. Louis. He has one daughter, one granddaughter and one grandson.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require Board approval, the Board provides advice and counsel to, and ultimately monitors the performance of, the Company’s senior management. There are three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee, and the Governance Committee. In addition, in connection with the Board’s consideration of certain strategic alternatives, the Board of Directors formed a Special Committee comprised of four independent non-management directors.

COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES,

BUSINESS CONDUCT POLICY AND CODE OF ETHICS

The Board of Directors has adopted charters for all three of its standing Committees. The Board has also adopted Corporate Governance Guidelines, which set forth the obligations and responsibilities of the Directors with respect to independence, meeting attendance, compensation, re-election, orientation, self-evaluation, and stock ownership. The Board of Directors has also adopted a Business Conduct Policy, and a Code of Ethics Applicable to Senior Executives, both of which apply to all of its Directors and officers, including the Company’s senior financial officers. Copies of the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives can be found in the Corporate Governance section on the Company’s Investor Relations website at http://ir.buildabear.com (information on our website does not constitute part of this proxy statement). The Company intends to comply with the disclosure requirements under Item 10 of Form 8-K by posting such information on its website. The Company will post any amendments to the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives in the same section of the Company’s website. The Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives are also available in print to stockholders and interested parties upon written request delivered to Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. Each of our Directors, executive officers and employees sign our Business Conduct Policy on an annual basis to ensure compliance. In addition, each of our executives signs our Code of Ethics Applicable to Senior Executives each year to ensure compliance.

Pursuant to the Corporate Governance Guidelines, the non-management Directors meet at least once each year in executive session. The presiding Director of these sessions changes for each meeting following an alphabetical rotation, unless the Board determines otherwise. Stockholders or interested parties can contact the presiding Director in writing c/o Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114.

The Board of Directors met ten times in 2007 for regular meetings. Each Director attended at least 75% of the total number of meetings of the Board and the Board committees of which he or she was a member in 2007. While the Company does not have a formal policy requiring members of the Board to attend the annual meeting, the Company encourages all Directors to attend. All of our current Directors attended our 2007 annual meeting and plan to attend the 2008 annual meeting. The members, primary functions and number of meetings held for each of the Committees are described below.

Audit Committee

The members of the Audit Committee are Louis Mucci (Chair), Mary Lou Fiala, William Reisler and Joan Ryan.

The Audit Committee reviews the independence, qualifications and performance of our independent auditors, and is responsible for recommending the initial or continued retention of, or a change in, our independent auditors. The Committee reviews and discusses with our management and independent auditors our financial statements and our annual and quarterly reports, as well as the quality and effectiveness of our internal control procedures, critical accounting policies and significant regulatory or accounting initiatives. The Committee also prepares the audit committee report required to be included in our annual proxy statement. The Committee discusses with management earnings press releases and our major financial risk exposures. The Committee establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters, approves the audit plan and staffing of the internal audit department, reports regularly to the board regarding its activities and performs an annual self-evaluation of committee performance.

The Audit Committee held twelve meetings in 2007.

Compensation Committee

The members of the Compensation Committee are Coleman Peterson (Chair), Mary Lou Fiala, James M. Gould and William Reisler.

The Compensation Committee makes recommendations to the Board of Directors regarding compensation arrangements for our executive officers, including annual salary, bonus and long-term incentive awards, and consults with our management regarding compensation policies and practices. The Committee reviews and approves the Company’s stated compensation philosophy. The Committee reviews annually the performance of the Company’s Chief Executive Bear. The Committee reviews and sets performance criteria for compensation programs for all Senior Executives of the Company. The Committee also reviews and makes recommendations regarding compensation of Directors. The Committee approves and oversees the administration of the Company’s employee benefit plans and incentive compensation programs. The Committee makes recommendations concerning the adoption of any compensation plans in which management is eligible to participate, including the granting of stock options or other benefits under those plans. The Committee oversees management succession and reports regularly to the Board regarding its activities. The Committee reviews and discusses with management the Compensation Discussion and Analysis and prepares a report recommending the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement. The Committee reviews and reassesses the adequacy of its charter on an annual basis and conducts an annual self-evaluation of committee performance.

The Compensation Committee held six meetings in 2007.

Governance Committee

The members of the Governance Committee are James M. Gould (Chair), Louis Mucci, Coleman Peterson and Joan Ryan.

The Governance Committee establishes criteria for membership of the Company’s Board of Directors and its committees. The Committee selects and nominates candidates for election or re-election as Directors at the Company’s annual meeting. The Committee considers stockholder recommendations for and nominations of candidates for election as Directors. The Committee recommends candidates to fill any vacancies on the Board of Directors. The Committee reviews and makes recommendations to the Board regarding the Company’s Corporate Governance Guidelines, whistleblower policy and ethics codes. The Committee reviews and determines the composition, nature and duties of the committees of the Board. The Committee oversees the annual Board and committee self-evaluation process, and assesses the independence and performance of all Board members. The Committee reports regularly to the Board regarding its activities, reviews and reassesses the adequacy of its charter on an annual basis and conducts an annual self-evaluation of committee performance.

The Governance Committee held four meetings in 2007.

Special Committee

In connection with the Board’s consideration of certain strategic alternatives during 2007, the Board of Directors formed a Special Committee comprised of four independent non-management directors. The Special Committee retained the investment banking firm of Lehman Brothers to assist it in an analysis of a broad range of potential strategic alternatives to enhance stockholder value and was independently represented by Shearman & Sterling LLP. On March 10, 2008, the Company announced that the Committee completed its consideration of strategic alternatives. After the Committee completed its review and consideration, the Board of Directors authorized an increase in the Company’s share repurchase program to up to $50 million.

The members of the Special Committee were James M. Gould (Chair), Louis Mucci, Coleman Peterson and Mary Lou Fiala.

The Special Committee held 14 meetings in 2007.

BOARD MEMBER INDEPENDENCE AND COMMITTEE MEMBER QUALIFICATIONS

The Board of Directors annually determines the independence of Directors based upon a review conducted by the Governance Committee and Board. No Director is considered independent unless he or she has no material relationship with the Company, either directly or as a partner, stockholder, family member, or officer of an organization that has a material relationship with the Company. To evaluate the materiality of any such relationship, the Board has established categorical independence standards consistent with Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. On an annual basis, each Director and Named Executive Officer is obligated to complete a Director and Officer Questionnaire. Additionally, our Corporate Governance Guidelines require any director to disclose any matters that may arise during the course of the year which have the potential to impair independence.

The Board has determined that, in its judgment as of the date of this proxy statement, each of the non-management Board members (including all members of the Audit, Governance, and Compensation Committees) are independent directors, as defined by our Corporate Governance Guidelines and Section 303A of the NYSE Listed Company Manual. Accordingly, Mary Lou Fiala, Louis Mucci, James M. Gould, William Reisler, Coleman Peterson and Joan Ryan are all independent directors, as defined by our Corporate Governance Guidelines and Section 303A of the NYSE Listed Company Manual.

In addition, the Board also determined that each member of the Audit Committee (Louis Mucci, Joan Ryan, Mary Lou Fiala and William Reisler) is independent under the heightened Audit Committee independence requirements included in Section 303A of the NYSE Listed Company Manual and the SEC rules. Moreover, each member of the Audit Committee is financially literate, and at least one such member (Louis Mucci) has accounting or related financial management expertise as required in Section 303A of the NYSE Listed Company Manual. Furthermore, the Board determined that Louis Mucci qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. Finally, each member of the Compensation Committee (Mary Lou Fiala, James Gould, Coleman Peterson and William Reisler) is independent as such term is defined in the listing standards of the NYSE, is a “non-employee director” pursuant to SEC Rule 16b-3 and is an “outside director” for purposes of §162(m) of the Internal Revenue Code.

In reaching these determinations, the Board considered an arrangement under which the Company served as a marketing partner in a film project for which James M. Gould is an executive producer and owner of a less than 10% net profits interest. Under the terms of the transaction, the Company and the film’s producers paid their respective costs and expenses for materials relating to the marketing initiative, which were immaterial. The Board and the Governance Committee took this transaction into account when determining Mr. Gould’s independence and concluded that the transaction was not material to the Company or Mr. Gould. Furthermore, the Board also determined that the proposed transaction does not constitute a transaction with a related person subject to disclosure under Regulation S-K Item 404(a).

There are no family relationships among our Directors and executive officers.

RELATED PARTY TRANSACTIONS

In addition to annually reviewing the independence of our Directors, the Company also maintains strict policies and procedures for ensuring that our Directors, executive officers and employees maintain high ethical standards and avoid conflicts of interest. Our Business Conduct Policy prohibits any direct or indirect conflicts of interest and requires any transactions which may constitute a potential conflict of interest to be reported to the Governance Committee. Our Code of Ethics applicable to Senior Executives requires our leadership to act with honesty and integrity, and to disclose to the Governance Committee any material transaction that reasonably could be expected to give rise to actual or apparent conflicts of interest.

Our Governance Committee has established written procedures for the review and pre-approval of all transactions between us and any related parties, including our Directors, executive officers, nominees for Director or executive office, 5% stockholders and immediate family members of any of the foregoing. Specifically, pursuant to our Governance Committee Charter, any Director or executive officer intending to enter into a transaction with the Company must provide the Governance Committee with all relevant details of the transaction. The transaction will then be evaluated by the Governance Committee to determine if the transaction is in our best interests and whether, in the Committee’s judgment, the terms of such transaction are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party. In order to meet these standards, the Committee may conduct a competitive bidding process, secure independent consulting advice, engage in its own fact-finding, or pursue such other investigation and fact-finding initiatives as may be necessary and appropriate in the Committee’s judgment.

Store Fixtures and Furniture

We purchase fixtures for new stores and furniture for our corporate offices from NewSpace, Inc. (“NewSpace”). Robert Fox, the husband of Ms. Clark, our Chief Executive Bear, owns 100% of NewSpace. The total payments to NewSpace for these fixtures and furniture amounted to approximately $2.5 million in fiscal 2007.

In 2006, our Board of Directors sought and obtained competitive bids for purchase of store fixtures and furniture. NewSpace offered the lowest total pricing of any bidder in the process, and the Board determined that the quality of the services to be provided by NewSpace would be superior to the services provided by the other bidders. In 2007, our Board of Directors reviewed the terms of the transaction with NewSpace and determined that they are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party. We expect to continue to purchase store fixtures and furniture from NewSpace, if NewSpace continues to offer competitive pricing through the bidding process and provide superior service levels.

OTHER TRANSACTIONS

During the 2007 fiscal year, the Company received royalty payments totaling approximately $743,000 from a third party vendor for bears that such vendor made for The J.C. Penney Company, Inc. (“J.C. Penney”). As noted in her biography, Ms. Clark is a member of the Board of Directors of J.C. Penney. J.C. Penney purchased the bears from the third party vendor in an arms-length transaction, entered into in the ordinary course of business on substantially the same terms as those of other manufacturing arrangements. J.C. Penney donated the proceeds of the bear sales to an affiliated charity, the JCPenney Afterschool Fund. Based on the above, the Company does not consider this a material transaction or one in which Ms. Clark had a material interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers, persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, and to furnish the Company with copies of the forms. Based solely on its review of the forms it received, or written representations from reporting persons, the Company believes that all of its Directors, executive officers and greater than ten percent beneficial owners complied with all such filing requirements during 2007, with the exception of Ms. Clark, Ms. Klocke, Ms. Kroll and Mr. Seay, each of whom filed a late Form 4 reporting the surrender of certain shares in connection with the vesting of restricted stock on March 8, 2007.

BOARD OF DIRECTOR COMPENSATION

The following table discloses compensation information of members of the Company’s Board of Directors for serving as members of the Company’s Board in 2007:

Name:	Fees Earned or Paid in Cash($)	Stock Awards ($)(2)	Total ($)
Maxine Clark(1)	$—	$—	$—
Barney Ebsworth(3)	25,000	—	25,000
Mary Lou Fiala	70,000	98,611	168,611
James M. Gould	125,728	98,611	224,339
Louis Mucci	81,238	98,611	179,849
Coleman Peterson	75,910	148,255	224,165
William Reisler	40,000	98,611	138,611
Joan Ryan	40,000	146,894	186,894

(1)	As a member of management, Maxine Clark, the Company’s Chief Executive Bear, did not receive compensation for her services as Director in 2007. The compensation received by Ms. Clark as an employee of the Company is shown in the Summary Compensation Table.

(2)	The amounts appearing in the Stock Awards column represent the fiscal 2007 Statement of Financial Accounting Standard FAS 123 (revised) (“FAS 123(R)”) expense of restricted stock awards granted in fiscal 2005, fiscal 2006, and fiscal 2007.

(3)	Mr. Ebsworth is a Director Emeritus, and is subject to a different compensation structure, described below.

Director Compensation Policies

The Compensation Committee reviews Board compensation annually, in conjunction with the November and January Board meetings. During 2006, the Compensation Committee reviewed Board compensation and made no changes. In November 2007, the Compensation Committee reviewed Board compensation and analyzed both the constituent compensation elements and the total compensation to Board members in relation to the Company’s peer group. As a result of this 2007 review, the Board eliminated the restricted stock awards of 5,000 shares which were previously granted to newly appointed Board members joining the Company after November 10, 2005. Also as a result of its review, the Board elected not to increase the $40,000 annual retainer for Board membership, which has been in effect since 2005. The Board members do not receive additional fees or compensation for attending meetings or for being a committee member or attending committee meetings. However, the Board did conclude that adjustments were necessary in order for the Company to retain its qualified independent Board members whom are fulfilling Committee Chair responsibilities. Consequently, the additional annual retainer for the Chairman of our Audit Committee was increased from $10,000 to $18,500. The additional annual retainer for the Chairman of our Compensation Committee was increased from $5,000 to $11,250. The additional annual retainer for the Chairman of our Governance Committee was increased from $5,000 to $10,000. Importantly, the annual retainer fees for the Company’s Governance and Compensation Committee Chairs remain at the median for applicable peer group compensation. The Audit Committee Chair annual retainer fees are in the seventy-fifth percentile in the peer group. The Board believes the fee paid to the Audit Committee

Chair is appropriate given the significant time commitment and expertise required to fulfill this responsibility on behalf of the Company in accordance with public reporting rules and procedures.

Finally, during its 2007 compensation review, the Board modified the restricted stock award granted to each member for annual service from a set number of shares (previously 3,500) to a set value of seventy five thousand dollars ($75,000), as determined on the grant date. The annual restricted stock grants vest each year on the anniversary date of our initial public offering (October 28, 2004). The vesting of all restricted stock grants is subject to continued service on our Board.

In connection with the Board’s consideration of certain strategic alternatives during 2007 the Company’s Board of Directors formed a special committee comprised of four independent non-management directors. On July 25, 2007, the Board passed a resolution to provide additional compensation to these directors, given the extraordinary amount of work involved in the review of strategic alternatives. Each non-management director serving on the Special Committee (including the Chairman of the committee) was paid $6,000 per month, with a maximum total potential payment of $30,000 per member. The Chair of the Special Committee received an additional $10,000 per month, with a maximum total potential payment of $50,000. The Company also reimbursed the Special Committee members for all out-of-pocket expenses.

Also pursuant to our Corporate Governance Guidelines, non-management Directors are required to refrain from selling or otherwise transferring greater than 50% of their total holdings in our stock during any twelve-month period, beginning with the anniversary date of our initial public offering. This policy does not apply to Directors Emeritus.

Under our Corporate Governance Guidelines, any Director may not stand for election or re-election after reaching the age of 70. However, any retiring Director who is asked by the Board, and agrees, to continue to serve the Company in the status of Director Emeritus, will receive a $25,000 annual retainer including fees for meeting attendance. The retiring Board member’s remaining unvested restricted shares may, upon such retirement be accelerated by the Compensation Committee in its discretion. The retiring Board member receives no additional restricted stock grants.

We reimburse our Directors and Directors Emeritus for reasonable out-of-pocket expenses incurred in connection with attendance and participation in Board and committee meetings. We also reimburse our Directors for expenses incurred in the attendance of director continuing education conferences, because we expect that each of our Board members will attend at least one director continuing educational conference every two years.

EXECUTIVE OFFICERS

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers, other than Ms. Clark, as of March 28, 2008. For biographical information regarding Ms. Clark, see “Directors” above.

Name	Age	Position(s)
Scott Seay	45	President and Chief Operating Bear
Tina Klocke	48	Chief Financial Bear, Treasurer and Secretary
Teresa Kroll	53	Chief Marketing Bear

Scott Seay joined Build-A-Bear Workshop in May 2002 as Chief Workshop Bear and was named President and Chief Operating Bear in January 2007. Prior to joining us, Mr. Seay was Chief of Field Operations for Kinko’s Inc., a national chain of copy centers, from April 1999 to May 2002. From April 1991 to April 1999, Mr. Seay held several operational roles including Senior Vice President of Operations West for CompUSA Inc., a computer retailer. From April 1983 to April 1991, Mr. Seay held several operational positions for The Home Depot, Inc.

Tina Klocke has been our Chief Financial Bear since November 1997, our Treasurer since April 2000, and Secretary since February 2004. Prior to joining us, she was the Controller for Clayton Corporation, a manufacturing company, where she supervised all accounting and finance functions as well as human resources. Prior to joining Clayton Corporation in 1990, she was the controller for Love Real Estate Company, a diversified investment management and development firm. She began her career in 1982 with Ernst & Young LLP.

Teresa Kroll has been our Chief Marketing Bear since September 2001. Prior to joining us Ms. Kroll was Vice President–Advertising for The WIZ, a unit of Cablevision, from 1999 to 2001. From 1995 to 1999, Ms. Kroll was Director of Marketing for Montgomery Ward Holding Corp., a department store retailer. From 1980 to 1994 Ms. Kroll held various administrative and marketing positions for Venture Stores, Inc.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following Compensation Discussion and Analysis (“CD&A”) describes our overall compensation philosophy and the primary components of our executive compensation program. Furthermore, the CD&A explains the process by which the Compensation Committee (the “Committee”) determined the 2007 compensation for all Named Executive Officers. Finally, the CD&A discusses actions taken with regard to executive compensation during 2008.

Compensation Philosophy

The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, motivate these executive officers to materially contribute to our long-term business success, and align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Committee.

We believe that achievement of these compensation program objectives enhances long-term stockholder value. When designing compensation packages to reflect these objectives, the Committee is guided by the following four principles:

•

Alignment with stockholder interests: Compensation should be tied, in part, to our stock performance through the granting of equity awards to align the interests of executive officers with those of our stockholders.

•	Recognition for business performance: Compensation should correlate in large part with our overall financial performance.

•	Accountability for individual performance: Compensation should partially depend on the individual executive’s performance, in order to motivate and acknowledge the key contributors to our success.

•	Competition: Compensation should generally reflect the competitive marketplace and be consistent with that of other well-managed companies in our peer group.

In implementing this compensation philosophy, the Committee takes into account the compensation amounts from the previous years for each of the Named Executive Officers, and internal compensation equity among the Named Executive Officers. The Committee also strives to structure compensation packages so that total payout, taking into consideration performance-based compensation, will be above median if the Company meets or exceeds its financial targets and the individual Named Executive Officers perform well in their roles throughout the fiscal year.

2007 Compensation Determination Process

Each year the Committee engages in a review of our executive compensation with the goal of ensuring the appropriate combination of fixed and variable compensation linked to individual and corporate performance.

Role of Compensation Committee Consultant

In the course of its 2007 compensation review, the Committee utilized the services of an outside consultant, James F. Reda & Associates, LLC, who was engaged by the Committee to assist in the determination of the peer group, the compensation benchmarking process, and the review and establishment of compensation policies and programs for Named Executive Officers. The Company has no relationship with James F. Reda & Associates (other than the relationship undertaken by the Committee), and therefore the Committee believes that the compensation consultant is independent.

Role of Management

Also in the course of its review, the Committee considered the advice and input of the Company’s management. Specifically, the Committee leverages the Company’s management, human resources department and legal department to assist the Committee in the timely and cost-effective fulfillment of its duties. The Committee solicits input from the Chief Executive Bear and human resources department regarding compensation policies and levels. The legal department assists the Committee in the documentation of compensation decisions. In addition, the 2004 Stock Incentive Plan provides that the Chief Executive and Chief Operating Officer Bears have the limited authority to grant equity awards to Company employees upon their initial hiring or receipt of promotions. The Committee does not permit members of the Company’s management to materially participate in the determination of their particular compensation; nor does the Committee permit members of management, including the Chief Executive Bear, to be physically present for those portions of Committee meetings during which the particular member of the management team’s performance and compensation are reviewed and determined.

Role of the Full Board

The Compensation Committee Charter provides the Committee with the option of either determining the Chief Executive Bear’s compensation, or recommending such compensation to the Board for determination. The Committee has historically chosen to consult with the Board of Directors on the Chief Executive Bear’s compensation, because the Committee believes that the Chief Executive Bear’s performance and compensation are so critical to the success of the Company that Board involvement in such matters is appropriate. The Committee also determines the compensation and review process for all executive officers other than the Chief Executive Bear. Because the Charter specifically delegates this responsibility to the Committee, it only involves the full Board in an advisory capacity with respect to the compensation decision-making process for the other Named Executive Officers.

The Peer Group

The Committee believes that the Company’s compensation peer group is an important tool by which to measure the fairness and competitiveness of the Company’s executive compensation. In 2007, the Committee and its compensation consultant significantly refined the Company’s peer group so that the 2007 peer group companies as a whole have median revenues approximately 10% above the Company’s median revenue, using projected fiscal 2007 revenue levels. While the peer group is an important measuring tool, it is only one of four principle considerations under the Company’s compensation philosophy. The 2007 peer group consisted of the following companies:

A.C. Moore Arts & Crafts, Inc.	Cole Kenneth Productions Inc.	Steven Madden, Ltd.
Bank Jos A Clothiers Inc.	Deb Shops, Inc.	Stride Rite Corp.
Books A Million Inc.	Leslie’s Poolmart, Inc.	Tween Brands, Inc.
Buckle Inc.	P F Changs China Bistro Inc.	United Retail Group, Inc.
Cache Inc.	Party City Corp.	West Marine Inc.
CEC Entertainment Inc.	Restoration Hardware Inc.	Wet Seal Inc.
Charlotte Russe Holding Inc.	Sharper Image Corp.	Wilsons The Leather Experts Inc.
Citi Trends Inc.	Shoe Carnival Inc.	Zumiez Inc.
Coldwater Creek Inc.	Six Flags Inc.

In 2007, the Committee compared each element of compensation received by the Company’s Named Executive Officers with the levels of each element of compensation received by similarly-situated executive officers in the peer group. The Named Executive Officer total compensation packages were in all cases at or below the median of total compensation packages for similarly-situated executives at the peer group companies.

2007 Base Salary

During its 2007 annual review, the Committee considered two types of potential base salary increases for each of the Named Executive Officers: (1) ”merit increases” based upon the executives’ individual performance; and (2) or “market adjustments” based upon the peer group salary range for similar executives.

The Committee evaluates salary increases for Named Executive Officers on predetermined performance targets, and it undertakes an annual performance review of each of the Named Executive Officers in order to determine whether they are eligible for merit increases. In 2007, the Named Executive Officers each prepared a self-evaluation. In the case of the Chief Executive Bear, the Chairman of the Compensation Committee presented the Committee and the Board’s feedback to the Chief Executive Bear on her self-evaluation. With respect to the other Named Executive Officers, the Chief Executive Bear was primarily responsible for providing feedback to such other Named Executive Officers’ evaluations. However, the Committee also had the opportunity to participate in, and review, the evaluations of the other Named Executive Officers.

In addition to determining merit increases for the Named Executive Officers, the Committee compared the Named Executive Officers’ salaries to the salaries of similar executives in the Company’s peer group in order to determine whether any market adjustments were appropriate. For 2007, the Committee approved a market adjustment for one of our executives, Tina Klocke, because the Committee determined that her 2006 salary was well below the median range of similar executives within the Company’s 2007 peer group.

As a result of its annual review, the Committee increased the base salaries of the Named Executive Officers effective March 5, 2007 (inclusive of both merit increase and market adjustment) as follows:

NAMED EXECUTIVE OFFICER	PERCENTAGE BASE SALARY INCREASE (March 2007)
Maxine Clark	0%
Scott Seay(1)	0%
Tina Klocke	10%
Teresa Kroll	3.5%
Paul Bundonis(1)	0%

(1)	Effective January 5, 2007 Barry Erdos, the Company’s former Chief Operating Officer Bear, resigned his position. Scott Seay, the Company’s former Chief Workshop Bear, was promoted to fill the open position created by Mr. Erdos’s departure. Paul Bundonis, the former Managing Director, Stores – West, was promoted to Chief Workshop Bear to fill the vacancy created by Mr. Seay’s promotion and served in this position until March 2008. In conjunction with their promotions, Mr. Seay received an increase in his base salary from $326,430 to $370,000, and Mr. Bundonis received an increase in his base salary from $200,000 to $225,000. Because Messrs. Seay and Bundonis received base salary increases due to their promotions in January, 2007, which were subject to market analysis by the Committee at that time, they did not receive base salary increases in March, 2007.

Even after these base salary increases, all of our Named Executive Officers’ salaries remained below the peer group median for comparable executives.

2007 Bonus Plan

The 2007 Bonus Plan was consistent with, and similar to, the 2006 Bonus Plan in that the Committee once again set high performance standards for its Named Executive Officers and employees. In fiscal 2006, the Company achieved net income growth of 8%. However, due to performance standards in the 2006 Bonus Plan, which required a minimum 15% net income growth improvement over the previous year to achieve an 80% payout at threshold, the Named Executive Officers received no bonus under the 2006 Bonus Plan for fiscal 2006. In fiscal 2007, the Company established a threshold net income level growth level of 16% before the Named Executive Officers would receive any bonus payment. Because the Company did not achieve the threshold net income growth level, as explained below, the Named Executive Officers received no bonus under the 2007 Bonus Plan for fiscal 2007.

The Committee continued the use of a cash bonus plan in 2007 for the Named Executive Officers, granting potential cash bonuses pursuant to the 2007 Bonus Plan for the Named Executive Officers only if the Company achieved certain financial performance levels. Thus, the Committee aligned the Named Executive Officers’ 2007 cash bonus completely with the interests of our stockholders.

The target bonus awards granted under the 2007 Bonus Plan for the Named Executive Officers were expressed as a percentage of eligible base salary, which excludes items such as relocation allowances, bonuses, stock options exercised and vested restricted stock. The 2007 Base Bonus Calculation for each Named Executive Officer was determined by multiplying the Base Bonus Payout by the officers’ base salaries according to the following schedule:

Position	Base Bonus Payout
Chief Executive Bear	125%
Chief Operating Bear	50%
Chief Financial Bear	35%
Chief Marketing Bear	35%
Chief Workshop Bear	35%

In consultation with the Audit Committee and the Board of Directors, the Committee established the following net income levels from which the bonus awards were derived. Pursuant to the terms of the 2007 Bonus Plan, cash bonuses were calculated by multiplying the applicable Base Bonus Payout (calculated in the manner described above) times the Percentage of Base Bonus Calculation below, (based on the Company’s net income for the 2007 fiscal year).

Net Income Achievement Level	Percentage Net Income Increase over Fiscal Year 2006	Percentage of Base Bonus Calculation
Threshold	16%	25%
Target	31%	100%
Maximum	37%	220%

Under the 2007 Bonus Plan, net income increases falling between the three achievement levels would be interpolated evenly as described in a schedule attached to the 2007 Bonus Plan.

The minimum 2007 net income level for a bonus payout under the 2007 Bonus Plan was not achieved. Consequently, as indicated on the following chart, none of the Named Executive Officers received any cash bonus payout for fiscal 2007.

NAMED EXECUTIVE OFFICER	PERFORMANCE-BASED BONUS PAYOUT (2007)
Maxine Clark	$0
Scott Seay	$0
Tina Klocke	$0
Teresa Kroll	$0
Paul Bundonis	$0

2007 Long-Term Incentive Program

The objective of the Company’s long-term incentive program is to provide a long-term retention incentive for the Named Executive Officers and to align their interests directly with those of our stockholders by way of stock ownership.

Under the 2004 Stock Incentive Plan, the Committee has the discretion to determine whether equity awards will be granted to Named Executive Officers and if so, the number of shares subject to each award. The 2004 Stock Incentive Plan allows the Committee to grant the following types of awards, in its discretion: options, stock appreciation rights, cash-based awards or other stock-based awards, such as common stock, restricted stock and other awards valued in whole or in part by reference to the fair market value of the stock. In most instances, these long-term grants vest over a multi-year basis.

The Committee meets in March of every year to determine the recipients of annual long-term incentive awards and to grant such awards by formal action. The practice of granting long-term incentive awards in March by Committee action applies uniformly to the Named Executive Officers and other employees of the Company and, with rare exceptions, is the only practice employed by the Company in connection with the granting of equity awards. The Committee does, however, have the discretion to make grants whenever it deems it appropriate in the best interests of the Company. Additionally, pursuant to the 2004 Stock Incentive Plan, employees who are hired or promoted by the Company after the March Committee meeting may receive grants from the Chief Executive Bear or Chief Operating Bear at the levels previously approved by the Committee, at the date of such hire or promotion.

The Company does not have any program, plan or practice in place to time option or other award grants with the release of material, non-public information and does not release such information for the purpose of affecting the value of executive compensation. The exercise price of stock subject to options awarded under the 2004 Stock Incentive Plan is the fair market value of the stock on the date of grant. Under the terms of the 2004 Stock Incentive Plan, the fair market value of the stock is the closing sales price of the stock on the date of grant as reported by the New York Stock Exchange.

Since the Company’s base salaries are always paid in cash, and the 2007 Bonus Plan described above is a cash plan, the Committee determined that some form of option, stock appreciation rights or other stock-based award would be appropriate for the long-term incentive component of executive officer compensation for 2007. Historically, the Company has granted stock-based compensation in the form of either (1) restricted stock; (2) stock options; or (3) a combination of both restricted stock and stock options. The Committee considered these three choices of equity in 2007. For the 2007 long-term incentive component of executive compensation, the Committee granted restricted stock instead of stock options or a combination of the two equity types.

The Committee believes that restricted stock more effectively motivates and retains employees than stock options and mitigates the risk of losing key talent due to the current difficult economic climate while still retaining a direct link to our stock price. The restricted stock vests annually over a four year period provided that the participant remains continuously employed with the Company during that time. The Committee granted shares to only those eligible employees who had achieved a “meets expectations” or higher performance grade from their supervisors. The Committee decided not to otherwise include performance restrictions on the 2007 long-term grants (either relating to the individual’s performance or the Company’s performance) because the cash bonus component of total compensation is already completely dependent upon the Company’s performance. Furthermore, the introduction of individual or Company performance restrictions relative to the grants would change the accounting treatment for the grants in a manner that the Committee, in consultation with the Audit Committee and Board, deemed to be contrary to the Company’s best interests. This accounting treatment is more fully discussed under “Federal Income Tax and Accounting Considerations” below.

Unlike stock options, restricted shares do not have exercise prices. Therefore, the timing of the grant is largely irrelevant to the employee. The only relevant consideration for the employee is the stock price at the time of vesting. Accordingly, the Committee presently believes that restricted share grants more fairly and consistently motivate employees to contribute to the Company’s overall success, thereby increasing the share price and the value of the employees’ restricted share grants and therefore closely align the interests of the participant with the stockholders. The Committee will evaluate the program on an annual basis.

In 2007, the Committee determined the amount of equity awards granted to each executive using three key considerations: (1) benchmarking data for equity grant levels to similarly-situated executives in our peer group companies; (2) grant levels required to bring the executives’ total compensation at or near the median of total compensation of similar executives in the compensation peer group; and (3) grant levels required to retain key individual employee contributors. In establishing the size of the 2007 equity award pool, the Committee considered the amount of stock and options outstanding, the expense associated with the grants due to the recent accounting changes and the potentially dilutive effect on stockholders, in addition to the overall compensation policy of the Company to place emphasis on incentive compensation over base salaries. The numbers of restricted shares granted to the Named Executive Officers in March 2007 are described in the table titled “Grants of Plan-Based Awards”.

Pursuant to the terms of the 2004 Stock Incentive Plan, the Committee may, in its sole discretion, provide for the following upon a change in control: (i) accelerated vesting of any outstanding award; (ii) termination of an award in exchange for the payment of cash; and/or (iii) issuance of substitute awards. The 2007 restricted stock grant agreements for the Named Executive Officers and other employees each contained a clause subjecting the grants to accelerated vesting upon a change in control. The Committee believes that this change in control protection is prevalent among other companies in the peer group, and the value of the stock grants as a retention tool would be diminished if this protection were not included in the grant paperwork.

The Company’s insider trading policy prohibits the Directors, Named Executive Officers and other employees from selling the Company’s securities “short”— that is, selling securities that are borrowed (and not owned) on the assumption that the Company’s share price will decrease. The Company’s insider trading policy also prohibits Directors, Named Executive Officers and other employees from buying or selling puts (i.e., options to sell), calls (i.e., options to purchase), future contracts, or other forms of derivative securities relating to the Company’s securities.

Policy for Adjustment or Recovery of Awards in the Event of Accounting Restatement

During the review process for the 2007 Bonus Plan, the Committee elected to insert a new provision into the 2007 Bonus Plan which required adjustment or recovery of awards in the event of accounting restatements.

Executive Stock Ownership Guidelines

Additionally, on March 22, 2007, the Committee adopted stock ownership guidelines for the Chief Executive Bear, Chief Operating Bear, and Chief Financial Bear. The guidelines require these executives to acquire and maintain a minimum level of stock ownership in Company stock as follows:

Each of the above-referenced executives is required to own shares of the Company’s common stock having a value equal to the dollar amount of the applicable multiple of such executive’s annual base salary, as set forth in the table below.

Position	Multiple of Base Salary
Chief Executive Bear	Two times (2X)
Chief Operating Bear	One time (1X)
Chief Financial Bear	One time (1X)

The executives are required to comply with these guidelines no later than (i) 3 years following the effective date of the guidelines, or (ii) with respect to an executive hired or promoted to such executive position following the effective date, 3 years following such hire date or promotion date. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these Guidelines. Currently, all three of the above-listed Named Executive Officers meet or exceed the Executive Stock Ownership Guidelines.

Retirement and Other Post-Termination Benefits

We have entered into employment agreements with our Named Executive Officers that provide for a continuation of certain post-employment benefits, to the extent permitted under the applicable employment benefit plan(s). Such benefits plans are the same for all employees, and so as of the date of this proxy statement, the Committee does not believe that any such plans in their present forms would continue post-employment, except as required by law (including with respect to COBRA), or otherwise set forth in this proxy statement. A description of these benefits for the Chief Executive Bear is included under the “Determination of Chief Executive Bear Compensation” section below. The employment agreements for the remaining Named Executive Officers provide that if the Company terminates their employment without cause, or they terminate their employment for good reason, they are entitled to their salaries for 12 months after termination, such payments to be reduced by any amounts received from subsequent employers during such period. Furthermore, in the event of their termination due to death, disability or their right to terminate employment due to the Company’s material, uncured breach, they or their beneficiaries or estates will be entitled to a bonus for such year, prorated based on the number of full weeks they were employed during the year, to the extent that a bonus is awarded to the other remaining executives. We do not currently maintain any other retirement or post-termination benefits plans. See “Executive Employment and Severance Agreements” for a discussion of the terms of our Named Executive Officers’ employment agreements.

Change in Control Severance Policy

We do not currently maintain any change in control severance plans or severance policies. Therefore, none of our Named Executive Officers will receive any severance payments in the event the Company undergoes a change in control.

Other Benefits

The Company seeks to maintain an open and inclusive culture in its facilities and operations among executives and other Company employees. Thus, the Company does not provide executives with reserved parking spaces or separate dining or other facilities, nor does the Company have programs for providing personal-benefit perquisites to executives, such as permanent lodging or defraying the cost of personal entertainment or family travel. With the exception of disability insurance (as noted below), the Company’s health care and other insurance programs are the same for all eligible employees, including the Named Executive Officers.

Insurance

All Company employees, including the Named Executive Officers, are eligible to participate in medical, dental, vision, long- and short-term disability and life insurance plans. The terms of such benefits for the Company’s Named Executive Officers are the same as those for all Company employees, except that with respect to long-term disability insurance, the Company pays 100% of the premium for senior level employees, including the Named Executive Officers.

401(k)

The Company sponsors the Build-A-Bear Workshop, Inc. Employee Savings Trust, which is a qualified retirement plan with a 401(k) feature. Participants are provided the opportunity to make salary reduction contributions to the plan on a pre-tax basis. The Company has the ability to make discretionary matching contributions and discretionary profit sharing contributions to such plan. Currently, the Company’s practice is to match 30% of the participants’ contributions, up to an aggregate maximum of 6% of each participant’s salary divided between the 401(k) plan and 401(k) mirror plan. The Company match vests over a five year period, subject to continued employment.

401(k) Mirror Plan

The Company sponsors the Build-A-Bear Workshop, Inc. Non-Qualified Deferred Compensation Plan, a non-qualified plan which mirrors the substantive terms of the Build-A-Bear Workshop, Inc. Employee Savings Trust. The non-qualified plan permits certain highly compensated employees, including the Named Executive Officers, whose deferrals are otherwise limited to the qualified plan, to make additional pre-tax deferrals of compensation. The Company may make matching contributions to this non-qualified plan to replicate Company matching contributions that would have been made to the qualified plan, but for limitations in the Internal Revenue Code. Currently, the Company’s practice is to match 30% of the participants’ contributions, up to an aggregate of 6% of each participant’s salary divided between the 401(k) plan and the 401(k) mirror plan. The Company match vests over a five year period, subject to continued employment.

Employee Stock Purchase Plan

The Company’s employees and Named Executive Officers, except for the Chief Executive Bear, are eligible to participate in our tax-qualified employee stock purchase plan. This plan allows participants to buy Company common stock at 85% of market price with up to 15% of their salaries and incentives (subject to certain limits), with the objective of allowing employees to profit when the value of the Company increases over time. Scott Seay is the only Named Executive Officer who participated in the employee stock purchase plan during 2007.

Determination of 2007 Chief Executive Bear Compensation

Ms. Clark’s compensation is determined in accordance with the Committee’s compensation philosophy, and in view of her employment agreement which is described under “Executive Employment and Severance Agreements”. The Committee considers the Company’s overall performance, Ms. Clark’s individual performance, and CEO compensation in the peer group when determining Ms. Clark’s compensation. The Committee also examines the relative equity of the compensation of Ms. Clark in relation to the other executives of the Company.

In 2007, the Committee undertook a review of Ms. Clark’s base salary and determined not to increase her base salary.

The Chief Executive Bear’s base salary is below the median for peer group chief executive officers. Moreover, as compared to the peer group chief executive officers, a much greater percentage of Ms. Clark’s total compensation is “at risk”, in the form of potential bonus compensation subject to performance objectives.

Because the Company did not achieve its targets for fiscal 2007, Ms. Clark did not receive a cash bonus. Also due to the Company’s fiscal 2007 financial performance, Ms. Clark did not receive a base salary increase in 2008.

Ms. Clark remains the Company’s largest individual stockholder, and so the Committee believes her interests, short-term and long-term, are aligned with the interests of the stockholders. However, the Committee does not believe that Ms. Clark’s relatively large stock holdings should disqualify her from additional stock grants and the Committee believes that additional grants do serve as a valuable retention tool. Accordingly, in 2007 the Company awarded Ms. Clark 32,000 restricted shares pursuant to the long-term incentive program described above.

In 2007, as in the past, when Ms. Clark chartered a plane for her business travel at her own expense, the Company reimbursed her the amount equal to the cost of a first class airline ticket only.

No other perquisites are provided to Ms. Clark.

Federal Income Tax and Accounting Considerations

Section 162(m)

The policy of the Committee is to establish and maintain a compensation program that maximizes long-term stockholder value. The Committee believes executive compensation programs should serve to achieve that objective, while also minimizing any effect of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) provides for an annual $1 million limitation on the deduction an employer may claim for compensation of executive officers unless it is performance-based. The stock options and restricted stock grants issued to Senior Executives and managers as part of the Company’s long-term incentive program qualify as performance-based compensation as defined in Section 162(m) because the Company’s 2004 Stock Incentive Plan, approved by stockholders, complies with the provisions of Section 162(m). The 2007 Bonus Plan of the Company providing cash bonuses to executives pursuant to the 2004 Stock Incentive Plan, is performance-based and has previously been approved by our stockholders. Accordingly, payments under such incentive plans will not be included in applying the $1 million limitation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has adopted a policy that all compensation will not necessarily be deductible for income tax purposes.

Accounting Considerations

The Committee has taken certain accounting rules and consequences into consideration when determining the type of equity awards that executive officers should receive as part of the Company’s long-term incentive plan component of compensation packages. Under FAS 123(R), expenses the Company incurs in connection with grants of restricted stock that vests upon the satisfaction of certain performance criteria are higher and must be recorded sooner than grants that vest upon the passage of time. Therefore, the vesting of restricted stock grants made to the Company’s executive officers and employees is tied to the passage of time rather than conditioned upon fulfillment of certain performance targets.

2008 Compensation

On March 20, 2008, the Committee met to determine and recommend to the Board of Directors the 2008 compensation packages for the Named Executive Officers and other Company employees. Also on March 20, the Board approved these packages, as discussed below.

The Company does not currently expect to make any material changes to its compensation policies and programs during 2008 except as noted below.

Modifications to Peer Group

The following companies were eliminated from the Company’s peer group for 2008 because they are now privately-held businesses or subsidiaries of larger public companies: Deb Shops, Inc., Party City Corp. and Leslie’s Poolmart, Inc. The Company still competes with much larger companies for executive talent, but the Committee believes that the 2008 peer group is more appropriate in most instances for benchmarking purposes.

2008 Salary Increases

As in 2007, the Committee considered salary increases for the Named Executive Officers based on merit and market adjustments. Because the Company did not meet its 2007 threshold performance targets, no Named Executive Officers received merit salary increases. However, the Committee approved market adjustments for the following Named Executive Officers because the Committee determined that their 2007 salaries were well below the median range of similar executives within the Company’s peer group: Mr. Seay’s salary increased from $370,000 to $385,000 (or approximately 4.1%) and Ms. Klocke’s salary increased from $275,000 to $285,000 (or approximately 3.6%).

2008 Bonus Plan

On March 20, 2008, the Committee established the 2008 performance objectives for the range of bonuses that may be paid to the Company’s Named Executive Officers and the target bonus awards expressed as a percentage of eligible base salary. The 2008 Base Bonus Calculation for each Named Executive Officer will be determined by multiplying the Base Bonus Payout by the officer’s eligible base salary, as defined above, according to the following schedule:

Position	Base Bonus Payout
Maxine Clark, Chief Executive Bear	125%
Scott Seay, Chief Operating Bear	55%
Tina Klocke, Chief Financial Bear	45%
Teresa Kroll, Chief Marketing Bear	35%

The cash bonus, if any, to be paid to each respective executive officer will be calculated by multiplying the applicable Base Bonus Payout times the Percentage of Base Bonus Calculation below, based on the Company’s net income for the 2008 fiscal year:

Net Income Achievement Level	Percentage of Base Bonus Calculation
Threshold	20%
Target	100%
Maximum	200%

Under the 2008 Bonus Plan, net income results falling between the three achievement levels will be interpolated in accordance with the methodology set forth in the 2008 Bonus Plan, in the sole discretion of the Committee. No executive officer bonuses will be paid if the threshold net income level is not reached for fiscal year 2008.

2008 Long-Term Incentive Awards

Also on March 20, 2008, the Company’s Board of Directors approved a grant of restricted stock to certain of the Named Executive Officers under the 2004 Stock Incentive Plan. As discussed above, the target value of long-term incentive awards is determined by the Committee based on (1) benchmarking data for equity grant levels to similarly-situated executives in our peer group companies; (2) grant levels required to bring the executives’ total compensation at or near the median of total compensation of similar executives in the compensation peer group; and (3) grant levels required to retain key individual employee contributors. Although no Named Executive Officer achieved a “meets expectations” performance rating for 2007, as is required to receive 100% of the target value of the restricted stock award, the Committee granted those officers noted below 60% of their target value and tied all or a portion of the awards to the achievement of performance objectives, as discussed below. The Committee made these awards in recognition of the difficult retail and consumer economic climate and to retain and incentivize the Named Executive Officers.

Position	Number of Shares of Restricted Stock Awarded
Maxine Clark, Chief Executive Bear	53,960
Scott Seay, Chief Operating Bear	29,188
Tina Klocke, Chief Financial Bear	16,968

The number of shares of restricted stock awarded was derived by dividing 60% of the officer’s target value by the closing sales price of the Company’s common stock on March 20, 2008.

One-half of each of Mr. Seay’s and Ms. Klocke’s award is subject to time vesting only and will vest in equal installments over the next four years. One-half of each of Mr. Seay’s and Ms. Klocke’s award will also vest in equal installments over the next four years, but will not be eligible for vesting unless the Company achieves a certain 2008 net income result as set by the Committee. If the Company does not achieve this net income result, the performance-based half of Mr. Seay’s and Ms. Klocke’s awards will not vest. Neither are eligible for more than 100% of their restricted stock award.

One hundred percent of Ms. Clark’s restricted stock award is performance-based and will vest in equal installments over the next four years if the Company achieves certain 2008 net income results. The payout of Ms. Clark’s restricted stock award is as follows:

Net Income Achievement Level	Percentage of Restricted Stock Award Payout
Threshold	20%
Target	100%

The calculation of Ms. Clark’s restricted stock award payout will be interpolated to reflect the Company’s net income results which fall within any of the defined achievement levels set forth above. The interpolation of her award will be calculated in accordance with terms similar to the methodology set forth in the 2008 Bonus Plan, in the sole discretion of the Committee. Ms. Clark is not eligible to receive more than 100% of her restricted stock award.

The Committee made 100% of Ms. Clark’s restricted stock award performance-based and set the net income achievement levels applicable to Ms. Clark’s award higher than those applicable to the awards for Mr. Seay and Ms. Klocke in order to further align her interests with those of the stockholders, consistent with the Company’s compensation philosophy.

COMPENSATION COMMITTEE REPORT

The Company’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Coleman Peterson, Chairman

Mary Lou Fiala

James M. Gould

William Reisler

The Compensation Committee Report and the Report of the Audit Committee below will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2007 the Compensation Committee was comprised of Coleman Peterson (Chair), Mary Lou Fiala, James M. Gould and William Reisler, none of whom are employees or current or former officers of the Company, nor had any relationship with the Company required to be disclosed as transactions with related persons pursuant to Item 404(a) of Regulation S-K. No executive of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for the fiscal years ended December 29, 2007 and December 30, 2006, as permitted pursuant to the transition rules adopted by the SEC in Release Nos. 33-8372 and 34-54302:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Maxine Clark	2007	$600,000	$—		$610,046		$—		$—	$—	$4,583	$1,214,629
Chief Executive Bear	2006	556,731	—		403,748		—		—		4,662	965,141
Barry Erdos	2007	10,096	—		—		—	(3)	—	—	514,904	525,000
Former President & Chief Operating Officer Bear	2006	525,000	—		20,306	(3)	—	(3)	—	—	4,662	549,968
Scott Seay	2007	368,324	—		198,338		—		—	—	2,610	569,272
President & Chief Operating Bear	2006	323,270	—		68,806		—		—	—	2,772	394,848
Tina Klocke	2007	270,192	—		187,853		—		—	—	6,124	464,169
Chief Financial Bear, Treasurer & Secretary	2006	245,192	—		101,121		—		—	—	4,950	351,263
Teresa Kroll	2007	246,785	—		99,466		—		—	—	5,702	351,953
Chief Marketing Bear	2006	235,192	—		64,109		—		—	—	4,662	303,963
Paul Bundonis	2007	224,039	3,000	(4)	59,512		—		—	—	154,873	441,424
Chief Workshop Bear	2006	115,385	13,000	(4)	10,681		—		—	—	135,738	274,804

(1)	The amounts appearing in the Stock Awards column represent the FAS 123(R) expense of restricted stock awards granted in fiscal 2005, fiscal 2006 and fiscal 2007. No restricted stock awards were granted to Named Executive Officers in fiscal 2004 or fiscal 2003. The recipients have the right to vote and receive dividends as to all unvested shares of restricted stock. The restricted stock grants in March 2005, March 2006 and March 2007 vest at the rate of 25% per year over four years from the date of grant, beginning on the first anniversary of the date of grant.

(2)	“All Other Compensation” includes the Company’s contribution to 401(k) plans, contributions to non-qualified deferred compensation plan, payment by the Company of long term disability and life insurance premiums for the benefit of the Named Executive Officers, relocation reimbursement payments, car allowances and severance payments. For fiscal 2007, Company contributions to our 401(k) plan were as follows: Maxine Clark — $3,323; Tina Klocke — $2,971; Teresa Kroll — $2,953; Paul Bundonis — $2,700 and Scott Seay — $1,350. For fiscal 2007, Company contributions to our non-qualified deferred compensation plan were as follows: Tina Klocke — $1,893 and Teresa Kroll — $1,489. For fiscal 2007, Company-paid premiums for long-term disability insurance were as follows: Maxine Clark — $1,260; Scott Seay — $1,260; Tina Klocke — $1,260; Teresa Kroll — $1,260; and Paul Bundonis — $1,013. For fiscal 2007 for Paul Bundonis, the amount includes relocation reimbursement payments of $143,600 and buyout of his car allowances of $7,560, for which he was eligible in his position prior to becoming a Named Executive Officer. For fiscal 2007, the Company paid Barry Erdos $514,904 in severance pursuant to the terms of his separation agreement with the Company. See “Executive Employment and Severance Agreements” for a description of the terms of Mr. Erdos’ separation agreement.

(3)	Mr. Erdos resigned as President and Chief Operating Officer Bear effective January 5, 2007. Under the terms of the applicable stock and option grant agreements between Mr. Erdos and the Company, all restricted stock and option awards were forfeited upon his resignation. A total 41,250 of restricted stock, 15,000 vested option awards and 22,500 unvested option awards were forfeited.

(4)	Mr. Bundonis earned these bonuses in his capacity as Managing Director, Stores — West, prior to being a Named Executive Officer.

2007 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to plan-based awards granted to each of our Named Executive Officers during the fiscal year ended December 29, 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Maxine Clark		$187,500	$750,000	$1,650,000	—		—

	3/22/07	—	—	—	32,000	(4)	$878,400

Barry Erdos		—	—	—	—		—

Scott Seay		46,250	185,000	407,000	—		—

	1/5/07	—	—	—	3,000	(5)	85,050

	3/22/07	—	—	—	20,000	(4)	549,000

Tina Klocke		24,062	96,250	211,750	—		—

	3/22/07	—	—	—	9,500	(4)	260,775

Teresa Kroll		21,735	86,940	191,268	—		—

	3/22/07	—	—	—	6,000	(4)	164,700

Paul Bundonis		19,688	78,750	173,250	—		—

	1/5/07	—	—	—	1,400	(5)	39,690

	3/22/07	—	—	—	6,000	(4)	164,700
(1)	As noted under “2007 Bonus Plan”, the minimum 2007 net income level for any bonus payout under the 2007 Bonus Plan was not achieved. Consequently, none of the Named Executive Officers received a cash bonus for 2007. This chart reflects the threshold, target and maximum bonus amounts payable under the 2007 Bonus Plan performance year if pre-established financial targets would have been met. The amounts listed above were calculated based on the threshold, target, and maximum percentages as a percentage of the executive’s base salary as of March 5, 2007 (not the actual salary paid for 2007).

(2)	These grants were made pursuant to the 2004 Stock Incentive Plan.

(3)	The grant date fair value of the awards granted in 2007 is computed in accordance with FAS 123(R) and is equal to the number of shares granted multiplied by the base price of the award.

(4)	The restricted stock vest at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. The recipients have the right to vote and receive dividends as to all unvested shares of stock. The fair market value of the restricted stock on the date of grant was $27.45.

(5)	In addition to receiving a restricted stock grant in March 2007, Scott Seay and Paul Bundonis also received a one-time, discretionary grant on January 5, 2007. For their continued valued contributions to the Company, Mr. Seay and Mr. Bundonis were granted an additional 3,000 and 1,400 restricted shares, respectively, which vest at a rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. The fair market value of the restricted stock on the date of grant was $28.35.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table discloses information regarding outstanding awards under the Company’s 2004 Stock Incentive Plan, as amended, as of the fiscal year end of December 29, 2007.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Maxine Clark	45,000	$6.10	9/13/2011
	36,234	9.10	4/24/2008
	36,234	8.78	3/16/2014
	35,000	34.65	3/8/2015
				72,814	$1,057,259	—	$—

Barry Erdos	—	—	—	—	—	—	—

Scott Seay	4,533	8.42	8/29/2012
	750	9.10	4/24/2013
	624	8.78	3/16/2014
	7,500	34.65	3/8/2015
				29,375	426,525	—	—

Tina Klocke	26,000	0.47	4/3/2010
	11,000	6.04	2/28/2011
	15,000	6.10	9/13/2011
	25,000	9.10	4/24/2013
	25,000	8.78	3/16/2014
	6,500	34.65	3/8/2015
				15,624	226,860	—	—

Teresa Kroll	10,000	8.78	3/16/2014
	6,500	34.65	3/8/2015
				12,124	176,040	—	—

Paul Bundonis	—	—	—	9,200	133,584	—	—
(1)	The amounts appearing in this column represent the total number of restricted shares of stock that have not vested as of December 29, 2007. Restricted stock granted on March 8, 2005 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. The number of shares of unvested restricted stock held under the March 2005 award by each of our Named Executive Officers at December 29, 2007 are as follows: Maxine Clark — 8,750 Scott Seay — 1,875; Tina Klocke — 1,624; and Teresa Kroll — 1,624. Restricted stock granted on March 23, 2006 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. The amount of unvested restricted stock held under the March 2006 award by each of our Named Executive Officers at December 29, 2007 are as follows: Maxine Clark — 32,064; Scott Seay — 4,500; Tina Klocke — 4,500; Teresa Kroll — 4,500; and Paul Bundonis — 1,800. Restricted stock granted on March 22, 2007 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. The amount of unvested restricted stock held under the March 2007 award by each of our Named Executive Officers at December 29, 2007 are as follows: Maxine Clark — 32,000; Scott Seay — 20,000; Tina Klocke — 9,500; Teresa Kroll — 6,000; and Paul Bundonis — 6,000. In January 2007, Mr. Seay and Mr. Bundonis were granted restricted stock of 3,000 and 1,400 shares, respectively, which vest at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date.

(2)	The amounts appearing in this column represent the aggregate market value of shares of stock that have not vested and are based on the closing price of $14.52 for the shares of common stock on December 28, 2007.

2007 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding stock options that were exercised by our Named Executive Officers during 2007 and restricted stock that vested during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Maxine Clark	—	$-0-	15,063	$413,161
Scott Seay	13,593	252,874	2,438	66,538
Tina Klocke	14,000	381,562	7,254	144,567
Teresa Kroll	14,374	299,243	2,313	63,238
Paul Bundonis	—	-0-	600	17,952

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information regarding our Named Executive Officers’ non-qualified deferred compensation during 2007.

Name	Executive Contributions in Last FY($)	Registrant Contributions in Last FY($)(1)	Aggregate Earnings in Last FY($)(1)	Aggregate Balance at Last FYE($)
Maxine Clark	—	—	—	—
Barry Erdos	—	—	—	—
Scott Seay	—	—	—	—
Tina Klocke(2)	$16,212	$1,893	$590	$19,944
Teresa Kroll(2)	49,357	1,489	1,185	52,031
Paul Bundonis	—	—	—	—
(1)	Registrant Contributions and Aggregate Earnings during the last fiscal year are reported as compensation in the Summary Compensation Table included in this proxy statement.

(2)	Tina Klocke and Teresa Kroll were the only executives to participate in the Non-Qualified Deferred Compensation Plan during 2007. Contributions to the plan by Ms. Kroll and Ms. Klocke were made in December 2007 and had no earnings by the end of fiscal 2007. Contributions to the plan are matched by the Company at 30% up to the maximum of 6% of contributions made to the plan combined with the contributions made to the Company’s Qualified 401(k) plan. The Company match vests over a five year term, subject to continued employment.

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS

Executive Employment Agreements

The Company currently has employment agreements with Maxine Clark, our Chief Executive Bear, Scott Seay, our President and Chief Operating Bear, Tina Klocke, our Chief Financial Bear, Treasurer and Secretary, Teresa Kroll, our Chief Marketing Bear, and certain other executives. The Company also had an employment agreement with Paul Bundonis when he served as Chief Workshop Bear from January 2007 to March 2008. The material terms of the agreements, as amended, are described below.

Ms. Clark’s agreement has an initial term of five years from May 1, 2004 and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement) or, following the initial term, without cause. Ms. Clark may terminate the agreement if the Company materially breaches the agreement and fails to cure such breach within 30 days after notice thereof. If Ms. Clark terminates her employment for good reason (as defined in the agreement), or if the Company terminates her employment without cause after the initial term, the Company is obligated to continue her base salary for a period of 24 months after her termination, such payments to be reduced by any amount received from a subsequent employer during such period. In the event that during the initial term the Company terminates Ms. Clark without cause in violation of the terms of the agreement, Ms. Clark will be entitled to damages in an amount not less than the sum of (i) the amount of base salary Ms. Clark would have been paid during the remainder of the initial term, and (ii) an amount equal to the bonus Ms. Clark would have earned during the initial term (but in no event less than the average bonus paid to Ms. Clark during the two fiscal years immediately preceding such termination).

As compensation for her services, Ms. Clark will receive an annual base salary of not less than $375,000, which will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. Effective March 2006, Ms. Clark’s annual base salary was increased to $600,000 following such review. If Ms. Clark’s performance targets are achieved, her salary must be increased annually by no less than the average percentage increase given to all of our other executive employees for such fiscal year. If the Company exceeds certain performance objectives, Ms. Clark will receive an annual bonus of not less than 125% of her annual salary for the fiscal year as determined by the Compensation Committee. The agreement provides that Ms. Clark will be the highest paid executive with the Company over the course of her employment. Any bonus payable to Ms. Clark will be payable in cash, stock, stock options or a combination thereof. Ms. Clark will also be entitled to receive an automobile allowance and such other perquisites and benefits as we may award her from time to time. (Ms. Clark does not currently receive such car allowance or other perquisites, except as otherwise noted in this proxy statement). The agreement also requires the Company to maintain life insurance on Ms. Clark in the amount of $2 million, under which the Company is the beneficiary.

During fiscal 2006 and until January 5, 2007, Mr. Seay served as our Chief Workshop Bear. Mr. Seay’s agreement has an initial term of three years from March 7, 2004 and renews from year-to-year thereafter. The agreement can be terminated by the Company prior to the end of the term upon Mr. Seay’s death, upon 30 days’ prior written notice for disability, for cause (as defined in the agreement), or without cause. Mr. Seay can terminate the agreement in the event the Company materially breached the agreement, provided the Company does not cure the breach after notice thereof. If the Company terminates Mr. Seay’s employment without cause or Mr. Seay terminates his employment for good reason, we are obligated to continue his salary for a period of 12 months after termination, such payments to be reduced by any amounts received from a subsequent employer during such period. As compensation for his services as Chief Workshop Bear, Mr. Seay received an annual base salary of not less than $293,000, which rate would be reviewed for possible increase annually by our Compensation Committee and would be commensurate for similarly-situated executives with similarly-situated firms. If Mr. Seay’s performance targets were achieved, his salary would be increased annually by no less than the average percentage increase given to all of our other executive employees during that fiscal year. If we exceeded certain performance objectives for any fiscal year, Mr. Seay would receive an annual bonus of not less than 35% of his annual base pay for such fiscal year.

Effective on January 5, 2007, in connection with Mr. Seay’s appointment as President and Chief Operating Bear, we entered into a second amendment to Mr. Seay’s employment agreement. The second amendment reflects the change in Mr. Seay’s position to President and Chief Operating Bear, and specifies a base salary of not less than $370,000 annually, provided that the base salary will not be subject to decrease at any time during the employment period and will be subject to annual increases of not less than the average percentage increase given to all other executives if Mr. Seay’s performance targets are achieved. In addition, Mr. Seay will be entitled to an annual bonus of not less than 50% of his base salary for any fiscal year if we meet certain financial targets. The remaining terms of Mr. Seay’s agreement were not affected by the second amendment.

Ms. Klocke’s agreement has an initial term of three years from March 7, 2004 and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement) or without cause. Ms. Klocke may terminate the agreement in the event the Company materially breaches the agreement or the Company relocates Ms. Klocke to a location more than 100 miles from St. Louis and fails to cure such breach after notice thereof. If we terminate Ms. Klocke’s employment without cause or if Ms. Klocke terminates her employment for good reason (as defined in the agreement), we are obligated to continue her base salary for a period of 12 months after her termination, such payments to be reduced by any amounts received from a subsequent employer during such period. As compensation for her services, Ms. Klocke will receive an annual base salary at a rate not less than $190,000 which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. If Ms. Klocke’s performance targets are achieved, her salary must be increased annually by no less than the average percentage increase given to all of our other executive employees during that fiscal year. If the Company exceeds certain performance objectives determined annually by our Board of Directors, Ms. Klocke will receive an annual bonus of not less than 35% of her annual base salary, payable in either cash, stock, stock options or a combination thereof.

Ms. Kroll’s agreement has a term of one year from September 10, 2001 and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement) or without cause. Ms. Kroll may terminate the agreement in the event the Company materially breaches the agreement and fails to cure such breach within 30 days after notice thereof. If we terminate Ms. Kroll’s employment without cause or if Ms. Kroll terminates her employment for good reason (as defined in the agreement), we are obligated to continue her base salary for a period of 12 months after her termination, such payments to be reduced by any amounts received from a subsequent employer during such period. As compensation for her services, Ms. Kroll will receive an annual base salary at a rate not less than $185,000, which rate will be reviewed annually by the Compensation Committee and will be commensurate with similarly-situated executives with firms similarly-situated to us. If Ms. Kroll meets her performance targets, Ms. Kroll’s salary must be increased annually by no less than the average percentage increase given to all other executive employees for such fiscal year. If the Company exceeds certain performance objectives determined annually by our Board of Directors, Ms. Kroll will receive an annual bonus of not less than 35% of her annual salary, payable in cash, stock, stock options or a combination thereof. Under the agreement, we also paid Ms. Kroll a $10,000 signing bonus.

The employment agreements for Ms. Clark, Mr. Seay, Ms. Klocke and Ms. Kroll provide that:

•

for the term of the agreement and for three years thereafter (except for Ms. Clark’s agreement, which prohibits such conduct for two years after the term of the agreement), the employee may not become employed by or interested directly or indirectly in or associated with our competitors who are located within the United States or within any country where we have established a retail presence; and

•

in the event of the employee’s termination due to death, disability, or our breach as provided in the agreement, the executive or his or her beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks the employee was employed during the year.

As noted above, the Company had an employment agreement with Mr. Bundonis during the time he served as the Company’s Chief Workshop Bear. Under the terms of his agreement, Mr. Bundonis received an annual base salary of $225,000 and was entitled to an annual bonus of no less than 35% of his base salary payable in either cash, stock, stock options or a combination thereof if the Company exceeded certain performance objectives determined by our Board of Directors. Also under the terms, the Company could terminate the Employment Agreement at any time. In connection with his change in role on March 20, 2008 from Chief Workshop Bear to Managing Director, Stores-Central Region, the Company terminated its executive employment agreement with Mr. Bundonis.

Severance Agreement

Barry Erdos served as the Company’s President and Chief Operating Officer Bear during fiscal 2006 and until January 5, 2007. On January 5, 2007, Mr. Erdos resigned as President and Chief Operating Officer Bear. In connection with Mr. Erdos’ departure, we entered into a separation agreement and general release with Mr. Erdos, effective January 5, 2007. Under the separation agreement, we were obligated to pay Mr. Erdos his base salary for a period of 12 months following his separation date, such payments to be reduced by any amounts received from a subsequent employer during such period. Mr. Erdos was also eligible to participate in our group health plans for a period of 12 months following the separation date to the extent permitted by such plans. The separation agreement contained an affirmation by Mr. Erdos that he will honor the confidentiality, non-compete and return of our property obligations contained in his employment agreement. In accordance with the terms of the separation agreement, Mr. Erdos released the Company, and the Company released Mr. Erdos, generally from all claims and liability other than those rights which are related to Mr. Erdos’s stock ownership. The separation agreement also required Mr. Erdos to resign from our Board of Directors.

PROPOSAL II. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

KPMG LLP served as the Company’s independent registered public accounting firm for the year ended December 29, 2007. The Audit Committee of the Board of Directors has appointed KPMG LLP to act in that capacity for fiscal 2008, which ends on January 3, 2009. A representative of KPMG LLP is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders.

Although the Company is not required to submit this appointment to a vote of the stockholders, the Audit Committee of the Board of Directors continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of KPMG LLP as principal independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain KPMG LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 3, 2009.

Principal Accountant Fees

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the fiscal years ended December 29, 2007 and December 30, 2006, as well as fees billed for other services rendered by KPMG LLP during those periods:

	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$797,000	$625,000
Audit-Related Fees(2)	0	218,047
Tax Fees	0	0
All Other Fees	0	0
Total Fees	$797,000	$843,047
(1)	Audit fees are fees paid for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the Company’s interim consolidated financial statements and statutory audit requirements at certain non-U.S. locations.

(2)	In fiscal 2006, audit-related fees consisted of fees paid for professional services rendered to perform due diligence procedures in fulfillment of the United Kingdom statutory reporting obligations.

Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee Charter requires the Audit Committee’s pre-approval of all audit and permitted non-audit services, to be performed for the Company by the independent registered public accounting firm. In determining whether proposed services are permissible, the Audit Committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the Audit Committee may consult with management as part of the decision making process, but may not delegate this authority to management. Pursuant to a delegation of authority from the Audit Committee, the Chair of the Audit Committee may pre-approve such audit or permitted non-audit services. If the Chair approves any such services, any such approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting. All of the services performed by KPMG LLP during the 2007 fiscal year were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting processes. Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

The Audit Committee submits the following report pursuant to the SEC rules:

•

The Audit Committee has reviewed and discussed with management and with KPMG LLP, the Company’s independent registered public accounting firm, the audited and consolidated financial statements of the Company for the year ended December 29, 2007 (the “2007 Financial Statements”).

•

KPMG LLP has advised the management of the Company and the Audit Committee that it has discussed with them all the matters required to be discussed by Statement on Auditing Standards No. 61, as modified, which include among other items, matters related to the conduct of the audit of the 2007 Financial Statements.

•

The Audit Committee has received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (which relates to the auditor’s independence from the Company and its related entities) and has discussed KPMG LLP’s independence with them.

•

Based upon the aforementioned review, discussions and representations of KPMG LLP, and the unqualified audit opinion presented by KPMG LLP on the 2007 Financial Statements, the Audit Committee recommended to the Board of Directors that the 2007 Financial Statements be included in the Company’s Annual Report on Form 10-K, for the 2007 fiscal year, and that KPMG LLP be selected as the independent registered public accounting firm for the Company for fiscal 2008.

Submitted by the Audit Committee of the Board of Directors:

Louis Mucci, Chairman

Mary Lou Fiala

William Reisler

Joan Ryan

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Our Board of Directors has adopted a policy to provide a process for holders of our securities to send written communications to our Board. Any stockholder wishing to send communications to our Board should send the written communication and the following information to our Corporate Secretary, Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114:

•	stockholder’s name, number and type of securities owned, length of period held, and proof of ownership;

•	name, age, business and residential address of stockholder; and

•	any individual Director or committee to which the stockholder would like to have the written statement and other information sent.

The Corporate Secretary, or her designee, will collect and organize all of such stockholder communications as she deems appropriate and, at least once each year, forward these materials to the Chairman of the Board, any Committee Chair or individual Director. The Corporate Secretary may refuse to forward material which she determines in good faith to be scandalous, threatening or otherwise inappropriate for delivery. The Corporate Secretary will also maintain copies of such materials.

SELECTION OF NOMINEES FOR THE BOARD OF DIRECTORS

The Governance Committee is responsible for identifying and recommending to the Board candidates to serve as members of the Board. The Governance Committee has not adopted specific, minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board, but rather each nominee is individually evaluated based on his or her individual merits, taking into account our needs and the composition of the Board. The Governance Committee will consider candidates submitted by a variety of sources including, without limitation, incumbent directors, stockholders, our management and third party search firms. Members of the Governance Committee discuss and evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors in detail, and suggest individuals qualified to serve on the Board to explore in more depth. Once a candidate is identified whom the Governance Committee wants to seriously consider and move toward nomination, the Chairman of the Governance Committee, or his or her designee, meets with that nominee to evaluate his or her potential interest in serving on the Board and sets up interviews with the full Governance Committee. Periodically, the Company has engaged external recruiting firms, including Herbert Mines & Associates, to assist the Company in identifying and evaluating qualified Board candidates.

Any stockholder or interested party wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114:

•	stockholder’s name, number of shares owned, length of period held, and proof of ownership;

•	name, age and address of candidate;

•

a detailed resume describing, among other things, the candidate’s educational background, occupation, employment history, and material outside commitments (for example, memberships on other boards and committees, charitable foundations and the like);

•	a supporting statement which describes the candidate’s reasons for seeking election to the Board and documents his or her ability to serve on the Board;

•	any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of Directors;

•	a description of any arrangements or understandings between the stockholder and the candidate;

•	any other information that would be useful to the Committee in considering the candidate; and

•	a signed statement from the candidate, confirming his or her willingness to serve on the Board.

The Corporate Secretary will promptly forward such materials to the Governance Committee Chair and the Chairman of the Board. The Corporate Secretary will also maintain copies of such materials for future reference by the Governance Committee when filling Board positions. The same criteria applies with respect to the Governance Committee’s evaluation of all candidates for membership to the Board. However, separate procedures will apply, as provided in the bylaws, if a stockholder wishes to submit at an annual meeting a director candidate who is not approved by the Governance Committee or the full Board.

STOCKHOLDER PROPOSALS

Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as Directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders or between January 8, 2009 and February 7, 2009, in the case of the 2009 annual meeting. However, in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder, in order to be timely, must be received no later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Stockholder proposals intended to be presented at the 2009 annual meeting must be received by the Company at its principal executive office no later than December 5, 2008 in order to be eligible for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

OTHER MATTERS

Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.

By Order of the Board of Directors

Tina Klocke
Chief Financial Bear, Treasurer and Secretary

APRIL 8, 2008

APPENDIX A

Directions to the Saint Louis Science Center

5050 Oakland Avenue

St. Louis, Missouri 63110

www.slsc.org

Directions

The Science Center main entrance is at 5050 Oakland Avenue, a half block west of Kingshighway. It is accessible via highway and public transportation.

By Car

From Downtown St. Louis or Illinois:

Take I-64 west to the Kingshighway South exit. Turn right on Oakland Avenue and the Science Center will be on the left.

From I-44:

Take I-44 either east or west and exit at Hampton Avenue. Go north until you reach Oakland Avenue and turn right.

From Lambert Intl. Airport:

Take I-70 east to exit 238B to merge onto I-170 south. Take exit 1A to merge onto I-64 east towards St. Louis. Take exit 36A Kingshighway Blvd. Turn right at Oakland Avenue.

From West County Locations North of I-64:

Take an east-west route east toward St. Louis (Page, Olive, or Ladue) to merge onto I-170 south. Take exit 1A to merge onto I-64 east towards St. Louis. Take exit 36A Kingshighway Blvd. Turn right at Oakland Avenue.

Parking

Parking is available on the main lot located at 5050 Oakland Avenue.

A-1

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR all nominees listed	WITHHOLD FOR ALL			FOR	AGAINST	ABSTAIN
1.	To elect three Directors; Nominees: 01 Maxine Clark 02 Mary Lou Fiala 03 Louis Mucci	☐	☐	2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s current fiscal year; and	☐	☐	☐
						FOR	AGAINST	ABSTAIN
				3.	To transact such other business as may properly come before the meeting or any adjournments thereof.	☐	☐	☐
Withhold for the nominees you list below: (Write that nominee’s name in the space provided below.)					I PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS			☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the day of the annual meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/bbw Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the internet at http://ir.buildabear.com

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BUILD-A-BEAR WORKSHOP, INC.

The undersigned hereby appoints Chairman and Chief Executive Bear Maxine Clark and Chief Financial Bear, Treasurer and Secretary Tina Klocke, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Build-A-Bear Workshop, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 8, 2008 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)
Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲